VUniverse

VUniverse is the time-saving, unbiased streaming service channel guide that protects your data privacy while suggesting what you'd most like to watch next.

Invest

$99.60 minimum investment

Deadline January 24, 2022
in 11 days

Share Price
$1.20

Total Raised
$179,651

Valuation
$5,599,999

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

VU is unique in focusing on user tastes and preferences without bias toward paid advertisers. Quickly find where to stream your favorites and discover new movies and shows you never would have known about otherwise.

DEAL HIGHLIGHTS

NASDAQ Talk Show


Nasdaq
VU
VUNIVERSE

- Closed SAFE at $1M
- MVP in Beta on both Android and iOS app stores

- 1800 registered users
- 11,000 customer waitlist
- Content from 27+ streaming services, including Netflix, Hulu, Disney+, etc.
- Registered Trademarks
- Featured on NASDAQ TV's #TradeTalks
- SXSW Innovation Award Finalist (2020)
- Pepperdine Most Fundable Company Semi-Finalist (2020)
- The Startup Pill's top picks for the best Video Streaming startups 2021

Pepperdine Most Fundable Company


MOST
Fundable
COMPANIES®
SEMI-FINALIST

PROBLEM

Statistic on Online Media Streaming

The average streaming enthusiast*:


Spends
$53
Dollars
on streaming services and VOD monthly
Has
100+
Options
of different streaming services of all stripes
Maintains
3+
Subscriptions
Offering thousands of titles to browse and otherwise consider
Takes up to
20+
Minutes
to find a movie or show to watch, which doubles with friends or family

* 48.8 US HHs, 102.0M persons 18+, with 3+ OTT subscriptions (40% of US TV HHs)

For the first time ever, people can access every story ever told by movie and television studios. However, they live across dozens of streaming services, each neatly packaged and walled from one another. **Users report spending a vexing 20 minutes searching for what to watch and where they have to watch it.**

SOLUTION

VU Streaming Media Recommendation Algorithm



VUniverse is a platform-agnostic complement to streaming services, making it easier to figure out which shows and movies live where. All recommendations are tailored to user preferences, and VU protects user privacy and never monetizes user data. The VU algorithm synergizes mathematics with the science of human behavior. We cross hundreds of thousands of titles with millions of combinations of emotive tags to quickly and accurately identify programming suited to user individuality.

VU Streaming Media App

VU
VUNIVERSE

INTRODUCING VU FROM VUNIVERSE

IT'S TIME TO STREAM SMARTER™



Vuniverse features:

- Search movies, TV shows & people. Filter by year, service, rating, descriptive genres, popular tags, movie/show. Smart-search & autofill popular searches
- Personalized algorithm; trending & popular titles, coming soon titles; watch with friends
- Create & share watchlists, randomizer, decision breaker & decision tracking tools, watch party invites.

VU Statistic on Online Media Streaming

PAID VS. FREE- SURVEY SAYS

Top-line results of a survey of 1,046 consumers, commissioned by VU in September 2020

86% Subscribes to non-gaming paid apps

64% Has spent 20+ minutes finding what to watch

66% Would pay for an app like ours that protects privacy

75% Would pay between $1.99-$4.99/mo for service

BUSINESS MODEL

VU Monthly Recurring Revenue



VU Monthly Recurring Revenue, Thousands (est.)
$3,000.0
$2,250.0
$1,500.0
$750.0
$0.0
V2.0
V2.0+3
V2.0+6
V2.0+9
V2.0+12
V2.0+15
V2.0+18
V2.0+21
MRR
Users

A consumer subscription model designed to support the values of the consumers who value their time and privacy as well as the entertainment industry.

Individual subscription: $3.99. Family (up to 6 members): $7.99

The TAM is 102M users in 49M households who subscribe to 3 or more streaming services.

MARKET

The US streaming market is massive, with 102M+ users in 49M+ households who subscribe to 3 or more streaming services. Additionally, the US market for paid apps (non-gaming) topped $6.2B in 2019.

PRESS

- #TradeTalks: A New Platform to Simplify Your Streaming Services →

  NASDAQ TV

- Startup VUniverse Looks To Guide Streaming Viewers Overwhelmed By Algorithms →

  Deadline

- This startup thinks it's cracked streaming TV's 'where's what I want to watch?' problem →

  Fast Company

- VUniverse Could Be the Streaming Service Organizer We've Been Waiting For →

  Slash Film

- VUniverse wants to simplify streaming video recommendations →

  Fierce Video

- #TradeTalks: The Effects of the Streaming Wars →

  NASDAQ TV

TEAM





Evelyn Brady-Watters

Founder and Chief Executive Officer

Evelyn is an executive producer in both the entertainment content and advertising worlds. She co-founded The Golden Trailer Awards with her sister in 1999, creating an award show to recognize the best in film trailers. Now in its 21st year, the show receives thousands of entries from around the globe competing for awards in 106 categories spanning all facets of filmed entertainment promotion. As a commercial producer, Evelyn has worked independently and in collaboration with top creative agencies and many iconic brands, developing a long-standing reputation for getting difficult campaigns produced on time and under budget. Evelyn graduated with a Bachelor of Science Degree in Business from Hillsdale college. She currently is active with the school and serves on the Alumni Board for Hillsdale College as well as serves on the board of the Nashville Film Institute.

Monica Brady

Founder and President

Monica is Executive Producer and Co-Founder of Trailer Central and The Golden Trailer Awards, which have annually recognized the best in filmed entertainment previews for the past 20 years. In 2017, Monica wrote, directed, and produced the feature film **Above All Things**, and was recognized in the Annual New Directors Showcase by SHOOT Magazine as a 'director to watch'. Monica studied at Oxford and earned a dual Film and Business degree from NYU's Tisch School of Film and Television Production before beginning her career with the esteemed Jim Henson Productions.



Judith Byrnes

Operations Officer

Judith (Jude) Byrnes brings a wealth of software management experience to Team VU. She's led software teams from concept to worldwide deployment in the Department of Defense and private sector. From the Navy's first enterprise-wide decision support system (Enterprise Knowledge Management (eKM)) to DoD's National Security Personnel System software to the Marine Corps' police qualification tracking system to a trucker's ability to make an overnight parking reservation, the common thread is her focused approach to feature delivery while ensuring the protection of user data. As the Operations Officer for VUniverse, Jude capitalizes on her network of software engineers, product and resource management experience and execution expertise to lead the day-to-day business and software development and deployment of VU.



Joey Adarkwah

Chief Technology Officer

Joey is a results-oriented technology leader who brings over 2 decades of experience to VUniverse. He joins VUniverse from MoviePass, where as CTO, he led all software engineering efforts. Highlights of his career prior to MoviePass, include leading engineering teams at Bank of America, Merrill Lynch, TIAA-CREF & Lua Technologies. As a painter, musician, and photographer, Joey also brings an empathetic spirit to VUniverse, that informs his approach to building products users fall in love with.



Scott Weiland

Chief Creative Officer

Scott Weiland's expertise in UI/UX and design is unrivaled. Prior to VUniverse Scott was the VP, Creative Director of Experience Design for Publicis and the Executive Creative Director for R/GA overseeing brand relaunches for Nike:ID, Samsung, HP, Barnes & Noble, Verizon, Verizon Wireless, Goldman Sachs, Citibank Rewards and HBOGo. Scott received his Master's of Fine Arts Degree from Parsons School of Design.

—

ADVISORS AND INVESTORS



William Killgallon

Data Security Advisor

William is an experienced risk management leader with a Fortune 10 ranked multi-national. He is an expert on leadership, digital transformation, privacy, technology, and risk. William served with the US Secret Service and Department of Defense in various security, intelligence, and risk management leadership roles before leaving in 2014 to create the Global Threat Management Team at Twitter, Inc. He serves on the boards of several start-up companies helping them identify and manage technology, regulatory, and operational risk – especially in the areas of privacy, trust & safety, and cybersecurity. Will is currently the Executive Head of Security, Risk, & Crisis Management at GE Digital in San Ramon, CA.



Stephen Papageorge

Marketing Guru

Papageorge is CEO of Genuine Overkill, a Creative, Insights & Strategy shop based in Downtown Las Vegas, with a strong competency in creating branded experiences. Prior to starting Genuine Overkill, Papageorge was a founding partner of New York-based experiential shop, Mirrorball – best known for delivering strong cultural relevance to brands like Dos Equis, Amstel Light, Tecate, Jack Daniels, Harley-Davidson, and Perrier. Papageorge is outspoken about his general disdain for "brand-centric" marketing, and has developed his unique marketing approach around a simple belief that the intersection of brands and culture does not have to be one in which brands impose themselves into our lives, but rather, one where they support, enable and enhance the things and experiences that we as humans value most. Steve's creative leadership has earned 11 Ex Awards, 5 Reggie Awards, an Adweek Buzz Award and a spot on Event Marketer's Hot List for 10 consecutive years.



Nestor Padilla-Tiller
Consultant

Nestor is an experienced production and advertising leader. He is an expert on experiential, post and music production. As the co-founder of New Dawn Collective he has launched the careers of dozens of artists. Lead production manager for Verizon's 5G experiential initiatives 2018 - 2020.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Product Development	$100,000	40.0%
Intellectual Property	$25,000	10.0%
Legal Privacy Experts	$12,500	5.0%
Customer Acquisition	$100,250	40.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in VUniverse, Inc.. This offering must raise at least $10,000 by January 24, 2022 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. VUniverse may issue additional securities to raise up to $250,000, the offering's *maximum*.

$179,651 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,874,999 shares
× $1.20 per share

$5,849,999 implied valuation

PITCH DECK

VUniverse

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 5, 2021
- Form C/A on July 6, 2021
- Form C/A on August 3, 2021
- Form C/A on September 7, 2021
- Form C/A on September 22, 2021
- Form C/A on November 5, 2021
- Form C/A on December 8, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- Linkedin

UPDATES

Dec 31, 2021	Last day to invest before we close at midnight...
Dec 10, 2021	VUniverse is pleased to announce its...
Dec 8, 2021	Filed Form C/A
Dec 1, 2021	Hear from a Founder: For more insight on the...
Nov 5, 2021	Filed Form C/A
Sep 22, 2021	Filed Form C/A
Sep 21, 2021	Learn more about the support we're receiving as...
Sep 10, 2021	So thrilled to be accepted into the Rural...
Sep 7, 2021	Filed Form C/A
Aug 3, 2021	Filed Form C/A
Jul 26, 2021	Join us for Netcapital's Demo Day TOMORROW...
Jul 22, 2021	VUniverse founders hosting Golden Trailer...
Jul 19, 2021	Join us for a webinar TOMORROW, Tuesday 7/20...
Jul 9, 2021	So pleased to announce we have reached the 55%...

Jul 6, 2021 • Filed Form C/A

Jun 25, 2021 • Join Founder Evelyn Watters at the Netcapital...

May 5, 2021 • Primary offering of 208,333 shares at $1.20

May 5, 2021 • Filed Form C

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